Exhibit 99.1

2320 Scientific Park Drive Wilmington, NC 28405	News Release

NASDAQ: AAII

aaiPharma To Increase Senior Credit Facility By $30 Million

Wilmington, N.C., October 22, 2004 — aaiPharma Inc. (NASDAQ: AAII) today announced that the Company and its senior secured lenders have entered into an amendment to its senior secured credit facility to, among other things, increase the amount of the term loans under the facility by up to $30 million. This amendment is contingent upon receiving bondholder consent and other conditions.

The Company will commence a solicitation of consents from holders of its 11.5% Senior Subordinated Notes due 2010 to seek approval of the proposed amendment to the senior secured credit facility. Upon receiving consent from holders of the Notes representing more than 50% of outstanding Notes, aaiPharma intends to pay the October 1, 2004 interest payment on its senior subordinated notes.

aaiPharma also announced that the Company intends to explore the divestiture of its Pharmaceuticals Division, and certain related assets.

“These steps will allow management to meet the company’s financial obligations and focus the company on improving and growing its development operations,” stated Dr. Ludo Reynders, President and CEO of aaiPharma.

Forward Looking Statements

Information in this press release contains certain “forward-looking statements” under federal securities laws. The “forward-looking statements” herein involve risks and uncertainties that could cause actual results to differ materially, including, without limitation, risks and uncertainties pertaining to the ability of the Company to satisfy conditions necessary to complete the additional term loan financing, including obtaining consents from the holders of its senior subordinated notes. Additional relevant risk factors are discussed in the Company’s most recent reports on Form 10-K, 10-Q and 8-K filed with or furnished to the Securities and Exchange Commission.

About aaiPharma

aaiPharma Inc. is a science-based pharmaceutical company focused on pain management, with corporate headquarters in Wilmington, North Carolina. With more than 25 years of drug development expertise, the Company is focused on developing and marketing branded medicines in its targeted therapeutic areas. aaiPharma‘s development efforts are focused on developing improved medicines from established molecules through its research and development capabilities. For more information on the Company, including its product development organization AAI Development Services, please visit aaiPharma‘s website at www.aaipharma.com.

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